Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Fourth Quarter and Full Year 2016 Results

Highlights

•	Book-to-bill ratio of 1.1x and 1.2x for the fourth quarter and full year 2016, respectively.

•	Net new business awards of $289.6 million and $1.22 billion for the fourth quarter and full year 2016, respectively.

•	Net service revenue of $263.0 million for the fourth quarter, representing growth of 9.0%, and $1,030.3 million for the full year 2016, representing growth of 12.6%.

•	GAAP diluted earnings per share of $0.68 and $2.03 for the fourth quarter and full year 2016, respectively.

•	Adjusted diluted earnings per share of $0.67 for the fourth quarter, representing growth of 24.1%, and $2.50 for the full year 2016, representing growth of 25.0%.

RALEIGH, NC, February 28, 2017 -- INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the fourth quarter and year ended December 31, 2016.

“INC Research delivered a solid performance during the quarter in several key areas, growing net service revenues by 9% and adjusted EPS by approximately 24%. We also were pleased to achieve two key milestones for the full year, surpassing $1.0 billion in net service revenue for the first time in INC’s history and wrapping up the year with a backlog of approximately $2.0 billion,” said Chief Executive Officer Alistair Macdonald. “While we are proud of these accomplishments, new business in the quarter was lower than anticipated due to delayed client decisions with regard to some of our pending proposals, which negatively impacted awards."
Mr. Macdonald continued, "As we turn our focus to 2017, we remain confident in our ability to reaccelerate INC’s growth over the mid-to long-term, given our current sales pipeline and the continued investments we are making to strengthen our offerings."

Fourth Quarter and Full Year 2016 Results
Net service revenue for the three months ended December 31, 2016 increased by 9.0% to $263.0 million, compared to net service revenue of $241.4 million for the three months ended December 31, 2015. Net service revenue for the year ended December 31, 2016 increased by 12.6% to $1,030.3 million, compared to net service revenue of $914.7 million for the year ended December 31, 2015. Net service revenue grew across all therapeutic areas during both the fourth quarter and fiscal year 2016 and has been particularly strong in the central nervous system, oncology and other complex therapeutic areas. During the three months and year ended December 31, 2016, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $3.1 million and $11.7 million, respectively, on net service revenue compared to the same periods in the prior year.
Income from operations for the three months ended December 31, 2016 increased by 10.3% to $43.8 million, compared to $39.7 million for the three months ended December 31, 2015. Income from operations for the year ended December 31, 2016 increased by 2.0% to $155.4 million, compared to $152.4 million for the year ended December 31, 2015. Operating margins for the three months and year ended December 31, 2016 were 16.7% and 15.1%, respectively, compared to 16.4% and 16.7% for the same respective periods in the prior year.
The Company's income from operations includes certain expenses and transactions that it believes are not representative of its core operations. Excluding these items, adjusted income from operations was $59.3 million for the three months ended December 31, 2016, compared to $52.0 million for the three months ended December 31, 2015, representing growth of 14.0%. Adjusted income from operations was $223.2 million for the year ended December 31, 2016, compared to $203.2 million for the year ended December 31, 2015, representing growth of 9.8%. Adjusted operating margin for the three months and year ended December 31, 2016, was 22.5% and 21.7%, respectively, compared to 21.5% and 22.2% for the same respective periods in 2015.
The Company reported net income for the three months ended December 31, 2016 of $37.5 million, resulting in diluted earnings per share of $0.68, compared to $30.7 million, or $0.53 per diluted share, for the three months ended December 31, 2015. Net income for the year ended December 31, 2016 was $112.6 million, resulting in diluted earnings per share of $2.03, compared to $117.0 million, or $1.95 per diluted share, for the year ended December 31, 2015.
Adjusted net income for the three months ended December 31, 2016 was $36.9 million, or $0.67 per diluted share, compared to $31.4 million, or $0.54 per diluted share, for the same period in the prior year. Adjusted net income for the year ended December 31, 2016 was $139.0 million, or $2.50 per diluted share, compared to $120.2 million, or $2.00 per diluted share, for the same period in the prior year.
Adjusted EBITDA for the three months ended December 31, 2016 increased 15.5% to $65.4 million, up from $56.6 million for the three months ended December 31, 2015. Adjusted EBITDA for the year ended December 31, 2016 increased 10.5% to $244.5 million, up from $221.4 million for the year ended December 31, 2015. For the three months and year ended December 31, 2016, adjusted EBITDA margins were 24.9% and 23.7%, respectively, compared to 23.4% and 24.2%, for the respective periods in 2015.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures are provided below.
New Business Awards and Backlog
Backlog grew by 9.6% to $1.99 billion as of December 31, 2016, compared to $1.81 billion as of December 31, 2015. For the three months and year ended December 31, 2016, fluctuations in foreign currency exchange rates resulted in an unfavorable impact on our December 31, 2016 backlog in the amount of $21.6 million and $19.2 million, respectively, primarily due to the weakening of the Euro and

British pound against the U.S. dollar. Net new business awards were $289.6 million for the three months ended December 31, 2016, representing a book-to-bill ratio of 1.1x, compared to $297.4 million for the three months ended December 31, 2015. While net book-to-bill was only slightly below our expectations, cancellations of and delays within our existing backlog had a larger than usual impact on the backlog expected to be recognized as revenue during 2017. Net new business awards were $1.22 billion for the year ended December 31, 2016, representing a book-to-bill ratio of 1.2x, compared to $1.18 billion for the year ended December 31, 2015.
Business Outlook
The Company's full-year guidance for 2017 is outlined in the following table. The guidance takes into account a number of factors, including current sales pipeline, existing backlog of $872 million expected to be realized in 2017 and our expectations for net awards during 2017. Further, our guidance is based on current foreign currency exchange rates, current interest rates and our expected tax rates, and does not take into account the effects of any future stock repurchases.

	Guidance Issued
	2/28/2017
	Low		High
Net service revenue	$1,030	million	$1,100	million
GAAP diluted EPS	$1.94		$2.10
Adjusted diluted EPS	$2.63		$2.75
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and adjusted diluted earnings per share, to the corresponding GAAP measures are provided below.
Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EST on February 28, 2017, to discuss its fourth quarter and full year 2016 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 63144979.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EST on February 28, 2017. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 63144979.
About INC Research
INC Research (NASDAQ: INCR) is a leading global contract research organization ("CRO") providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey.  INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our 2017 guidance, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: our ability to adequately price our contracts and not overrun cost estimates; general and international economic, political and other risks, including currency and stock market fluctuations and the uncertain economic environment as a result of the recent vote by the United Kingdom to exit from the European Union and the U.S. presidential election results and resulting foreign policy activities; fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; reliance on key personnel; our customer or therapeutic area concentration; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2016 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.
The Company defines Adjusted Income from Operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related amortization, restructuring, CEO transition and other costs, transaction expenses, asset impairment charges, share-based compensation expense, contingent consideration related to acquisitions and other expense, and R&D tax credit adjustments. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously, other (income) expense and loss on extinguishment of debt. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, further adjusted to exclude certain expenses and transactions that the Company believes are not representative of its core operations, namely, restructuring, CEO transition and other costs, transaction expenses, asset impairment charges, share-based compensation expense, contingent consideration related to acquisitions and other expense, R&D tax credit adjustments, other (income) expense and loss on extinguishment of debt. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Income from

Operations, Adjusted Operating Margin and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Global Corporate Communications
Phone: +1 (919) 745-2890
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Net service revenue	$262,979	$241,356	$1,030,337	$914,740
Reimbursable out-of-pocket expenses	143,092	161,529	580,259	484,499
Total revenue	406,071	402,885	1,610,596	1,399,239

Cost and operating expenses:
Direct costs	155,437	143,416	626,633	542,404
Reimbursable out-of-pocket expenses	143,092	161,529	580,259	484,499
Selling, general, and administrative	44,568	43,255	172,386	156,609
Restructuring, CEO transition and other costs	3,329	219	13,612	1,785
Transaction expenses	286	715	3,143	1,637
Asset impairment charges	—	—	—	3,931
Depreciation	6,096	4,597	21,353	18,140
Amortization	9,463	9,461	37,851	37,874
Total operating expenses	362,271	363,192	1,455,237	1,246,879
Income from operations	43,800	39,693	155,359	152,360

Other (expense) income, net:
Interest income	77	35	216	192
Interest expense	(2,699)	(2,953)	(12,016)	(15,640)
Loss on extinguishment of debt	—	—	(439)	(9,795)
Other (expense) income, net	1,759	(281)	(9,002)	3,857
Total other (expense) income, net	(863)	(3,199)	(21,241)	(21,386)
Income before provision for income taxes	42,937	36,494	134,118	130,974
Income tax expense	(5,446)	(5,838)	(21,488)	(13,927)
Net income	$37,491	$30,656	$112,630	$117,047

Earnings per share attributable to common shareholders:
Basic	$0.70	$0.55	$2.08	$2.02
Diluted	$0.68	$0.53	$2.03	$1.95
Weighted average common shares outstanding:
Basic	53,684	55,729	54,031	57,888
Diluted	54,932	58,010	55,610	60,146

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$102,471	$85,011
Restricted cash	607	452
Accounts receivable:
Billed, net	211,476	158,315
Unbilled	173,873	139,697
Prepaid expenses and other current assets	34,202	38,571
Total current assets	522,629	422,046
Property and equipment, net	58,306	44,813
Goodwill	552,502	553,008
Intangible assets, net	114,486	152,340
Deferred income taxes	14,726	12,073
Other long-term assets	25,858	26,939
Total assets	$1,288,507	$1,211,219
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,693	$22,497
Accrued liabilities	153,559	111,262
Deferred revenue	277,600	311,029
Current portion of long-term debt	11,875	29,804
Total current liabilities	466,727	474,592
Long-term debt, less current portion	485,849	472,035
Deferred income taxes	8,295	28,066
Other long-term liabilities	26,163	19,092
Total liabilities	987,034	993,785
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2016 and 2015, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized, 53,762,786 and 53,871,484 shares issued and outstanding at December 31, 2016 and 2015, respectively	538	539
Additional paid-in capital	573,176	559,910
Accumulated other comprehensive loss, net of taxes	(42,250)	(41,543)
Accumulated deficit	(229,991)	(301,472)
Total shareholders' equity	301,473	217,434
Total liabilities and shareholders' equity	$1,288,507	$1,211,219

INC Research Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2016	2015
Operating activities
Net income	$112,630	$117,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,204	56,014
Stock repurchase costs	—	1,637
Amortization of capitalized loan fees	972	1,346
Share-based compensation	14,020	5,074
Provision for (recovery of) doubtful accounts	2,570	(144)
Deferred income taxes	(22,260)	4,134
Foreign currency adjustments	20,681	(795)
Asset impairment charges	—	3,931
Loss on extinguishment of debt and other debt refinancing costs	439	9,795
Excess income tax benefits from share-based awards	—	(975)
Other adjustments	286	(82)
Changes in operating assets and liabilities:
Accounts receivable billed and unbilled	(103,748)	(54,073)
Accounts payable and accrued expenses	6,658	8,186
Deferred revenue	4,060	68,500
Other assets and liabilities	13,820	(14,855)
Net cash provided by operating activities	109,332	204,740

Investing activities
Purchases of property and equipment	(31,353)	(21,111)
Net cash used in investing activities	(31,353)	(21,111)

Financing activities
Proceeds from issuance of long-term debt	—	525,000
Payments of debt financing costs	(868)	(4,987)
Payments on long-term debt	—	(475,001)
Proceeds from revolving credit facility	100,000	45,000
Repayment of revolving credit facility	(105,000)	(15,000)
Payments related to business combinations	—	(973)
Principal payments toward capital lease obligations	—	(452)
Payments of stock repurchase costs	—	(1,423)
Payments for repurchase of common stock	(64,500)	(285,000)
Proceeds from the exercise of stock options	17,891	3,656
Payments related to tax withholding for share-based compensation	(839)	(3,194)
Excess income tax benefits from share-based awards	—	975
Net cash used in financing activities	(53,316)	(211,399)
Effect of exchange rate changes on cash and cash equivalents	(7,203)	(13,672)
Net change in cash and cash equivalents	17,460	(41,442)
Cash and cash equivalents at the beginning of the year	85,011	126,453
Cash and cash equivalents at the end of the year	$102,471	$85,011

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Adjusted Income from Operations:
GAAP income from operations	$43,800	$39,693	$155,359	$152,360
Amortization (a)	9,463	9,461	37,851	37,874
Restructuring, CEO transition and other costs (b)	3,329	219	13,612	1,785
Transaction expenses (c)	286	715	3,143	1,637
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	4,616	1,786	14,020	5,074
Contingent consideration and other expense (f)	290	113	1,696	559
R&D Tax Credit adjustment (g)	(2,528)	—	(2,528)	—
Adjusted Income from Operations	$59,256	$51,987	$223,153	$203,220
GAAP Operating Margin	16.7%	16.4%	15.1%	16.7%
Adjusted Operating Margin	22.5%	21.5%	21.7%	22.2%

EBITDA and Adjusted EBITDA:
Net income, as reported	$37,491	$30,656	$112,630	$117,047
Interest expense, net	2,622	2,918	11,800	15,448
Income tax expense	5,446	5,838	21,488	13,927
Depreciation	6,096	4,597	21,353	18,140
Amortization	9,463	9,461	37,851	37,874
EBITDA	61,118	53,470	205,122	202,436
Restructuring, CEO transition and other costs (b)	3,329	219	13,612	1,785
Transaction expenses (c)	286	715	3,143	1,637
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	4,616	1,786	14,020	5,074
Contingent consideration and other expense (f)	290	113	1,696	559
R&D Tax Credit adjustment (g)	(2,528)	—	(2,528)	—
Other (income) expense (h)	(1,759)	281	9,002	(3,857)
Loss on extinguishment of debt (i)	—	—	439	9,795
Adjusted EBITDA	$65,352	$56,584	$244,506	$221,360
Adjusted EBITDA Margin	24.9%	23.4%	23.7%	24.2%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Adjusted Net Income:
Net income, as reported	$37,491	$30,656	$112,630	$117,047
Amortization (a)	9,463	9,461	37,851	37,874
Restructuring, CEO transition and other costs (b)	3,329	219	13,612	1,785
Transaction expenses (c)	286	715	3,143	1,637
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	4,616	1,786	14,020	5,074
Contingent consideration and other expense (f)	290	113	1,696	559
R&D Tax Credit adjustment (g)	(2,528)	—	(2,528)	—
Other (income) expense (h)	(1,759)	281	9,002	(3,857)
Loss on extinguishment of debt (i)	—	—	439	9,795
Income tax adjustment to normalized rate (j)	(14,295)	(11,826)	(50,858)	(53,671)
Adjusted Net Income	$36,893	$31,405	$139,007	$120,174

Adjusted diluted earnings per share	$0.67	$0.54	$2.50	$2.00
Diluted weighted average common shares outstanding	54,932	58,010	55,610	60,146

(a)	Represents the amortization of intangible assets primarily for customer relationships and backlog.

(b)
Restructuring, CEO transition and other costs consist of: (i) severance costs associated with a reduction of workforce in line with the Company's expectations of future business operations, (ii) transition costs associated with the transition to the Company's new Chief Executive Officer, (iii) legal and consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract financial process to meet the requirements of upcoming accounting regulation changes, and (iv) lease obligation and termination costs in connection with abandonment and closure of redundant facilities.

(c)	Represents fees associated with stock repurchases, debt placement and refinancings and other corporate transactions.

(d)	Represents impairment of goodwill and long-lived assets associated with the Company's Phase I Services reporting unit.

(e)	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.

(f)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.

(g)
Represents additional research and development tax credits in certain international locations for expenses incurred during 2016 and recorded as a reduction of direct costs. The Company has not received similar level of research and development credits in prior years as the associated costs did not qualify. Accordingly, the Company has excluded these expenses for 2016.

(h)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(i)	Represents loss on extinguishment of debt associated with the debt refinancing activities in May 2015 and August 2016.

(j)
Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the full year estimated effective tax rate of approximately 34% in 2016 and 36% in 2015, in order to reflect the removal of the tax impact of valuation allowances recorded against deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, the Company recorded a valuation allowance against some of its deferred tax assets, but it believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance. Specifically, the majority of the Company's revenue was generated in jurisdictions in which it recognized no tax expense or benefit due to changes in this valuation allowance.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Full-Year 2017 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$108.0	$117.0	$1.94	$2.10
Adjustments:
Amortization (a)	28.5	28.5
Share-based compensation expense (a)	24.4	24.4
Restructuring, CEO transition and other costs (a)	5.5	5.5
Other (a)	1.2	1.6
Income tax effect of share-based compensation (b)	(8.6)	(8.6)
Income tax effect of above adjustments (c)	(12.5)	(14.9)
Adjusted net income and adjusted diluted earnings per share	$146.5	$153.5	$2.63	$2.75

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax effect of share-based compensation is calculated using the statutory rates applicable to the tax jurisdictions of the applicable deduction, plus the amount of discrete tax adjustments related to excess tax benefits on share-based payments as a result of share-based payments activity.

(c)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 32%, which is the midpoint of our range for the expected income tax rate of 31% to 33%, less the Income tax effect of share-based compensation. This adjustment also reverses the impact of unusual tax items during the period.